SGL CARBON AKTIENGESELLSCHAFT
                     SHARE PLAN REGARDING MATCHING SHARES
                           ("MATCHING SHARES PLAN")


(1)  PURPOSE

     Together with the Stock Options Plan, the purpose of the Matching Shares Plan (hereinafter also referred to as the "Plan") is to (i) encourage participating managers of SGL CARBON Aktiengesellschaft ("SGL CARBON AG" or the "Company") and its Affiliates (together "SGL CARBON Group companies") to maximize the creation of shareholder value by acquiring a vested interest in the growth and performance of the Company, and (ii) attract and retain talented, highly competent individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

     With the new equity-based incentive plans the Company continues to support its key managers in making decisions that create value over the long term. Its main purpose is to motivate all key managers to see SGL CARBON not as an employee, but as if it were their own business and company. Linking management pay to the Company's share price is the most transparent and direct means of aligning management decision-making with the interest of shareholders.


(2)  THE MATCHING SHARES PLAN - DESCRIPTION

     The Matching Shares Plan is an incentive plan intended to be offered on an annual basis. Senior managers of SGL CARBON Group companies belonging to the top three management levels selected by the Executive Committee, and members of the Executive Committee of the Company selected by the Supervisory Board may voluntarily participate in the Matching Shares Plan. The Company will instruct a financial institution to acquire, in the name and for the account of a Participant, shares of SGL CARBON AG through the stock market up to an amount of 50% of a Participant's annual gross bonus (which is subject to the corresponding taxes and social contributions) at the relevant current price of the shares of SGL CARBON AG in the Xetra Securities Trading System on the Frankfurt Stock Exchange. The allotment of shares of SGL CARBON AG acquired through the stock market is held for the Participants in a blocked account for two years. Participants may not dispose of the shares during this period. After the two-year lock-up period, during which the Participants assume full risk for their investment, the Participants are entitled to a number of Matching Shares equivalent to the number of shares they hold in the blocked account at the end of the two-year period. The Matching Shares, will be issued to Participants of the Matching Shares Plan by way of a capital increase from authorized capital against non-cash contributions (Sacheinlagen), provided that a Participant will only receive the Matching Shares after deduction of a number of shares representing the value of corresponding taxes and social contributions. The non-cash contribution by Participants is a claim for a bonus which is to be granted to them at the end of the two-year lock-up period as a long-term incentive by SGL CARBON AG. If no shares can be issued to Participants from authorized capital, particularly as far as members of the Executive Committee are concerned, it is planned that those Participants will receive shares of SGL CARBON AG which are already outstanding.


(3)  DEFINITIONS

     In this Plan and in any Award Agreement entered into hereunder, the following terms shall have the meaning set forth below:

     a)   Affiliate
          Affiliate shall mean any legal entity or person affiliated to the Company as defined in sections 15 ff AktG (Aktiengesetz - German Stock Companies Act).
     b)   Award
          Award shall mean the bonus claim equivalent to the value of the Matching Shares at the Award Date and granted to a Participant as a long-term incentive; for the execution of the capital increase the bonus claim per Matching Share must correspond at minimum with the proportional interest in the share capital of EUR 2.56 per share.
     c)   Award Agreement
          Award Agreement shall mean the written document signed by both the Company and the Participant evidencing that (i) an individual is participating in the Matching Shares Plan and the amount of Stock,
          (ii) an Award will be granted to the Participant by the Company at the Award Date, and (iii) the Company following the Award Date will issue Matching Shares to the Participant against non-cash contribution of his Award.
     d)   Award Date
          Award Date shall mean the day when the Award to be granted to a Participant under the relevant Award Agreement will be finally determined and shall be March 25 of any relevant calendar year, or the next trading day if the Xetra Securities Trading System of the Frankfurt Stock Exchange is closed on March 25.
     e)   Change in Control
          Change in Control shall mean the acquisition of more than 50 % of the total voting power in the Company by an investor or a group of investors, acting together.
     f)   Company
          Company shall mean SGL CARBON AG, a German stock corporation.
     g)   Disability
          Disability shall mean a physical or mental condition that prevents a Participant from performing normal duties of employment. If the Participant makes application or is otherwise eligible for disability benefits under a State program required by law, or a long-term disability program sponsored by the Company or any Affiliate, and qualifies for such benefits, the Participant shall be presumed to qualify as totally and permanently disabled for purposes of this Plan.

     h)   Employee
          Employee shall mean any Employee of the Company or of any Affiliate, including the members Executive Committee.
     i)   Executive Committee
          Executive Committee shall mean the Management Board - Vorstand - of SGL CARBON AG.
     j)   Lock-up Period
          Lock-up Period shall mean the period of 24 months after the Purchase Date during which Participant may not dispose of the invested Stock.
     k)   Matching Shares; Net Matching Shares
          Matching Shares shall mean the equivalent number of shares as the Stock; Net Matching Shares shall mean the Matching Shares after deduction of a number of shares which value is corresponding to taxes and social contributions to be withheld.
     l)   Matching Shares Award Date
          Matching Shares Award Date shall mean the day when the Net Matching Shares are granted to a Participant and shall be the last trading day in March on the Xetra Securities Trading System of the Frankfurt Stock Exchange of any relevant calendar year.
     m)   Plan
          Plan shall mean the Matching Shares Plan.
     n)   Participant
          Participant shall mean any Employee who is selected by the Executive Committee or the Supervisory Board, respectively, to receive an Award under the Plan.
     o)   Purchase Share Price; Purchase Date
          The Purchase Share Price shall be calculated as the average purchase price of SGL CARBON AG shares, acquired on behalf of Participants through a stock exchange and/or through a transaction without stock exchange, during a period of up to the last seven (7) trading days in March of any relevant calendar year. The last trading day in March on the Xetra Securities Trading System shall be the Purchase Date at which the Stock is deemed to have been purchased in the name and for the account of a Participant at the Purchase Share Price.
     p)   Stock
          The Stock shall mean the number of shares acquired in the name and for the account of a Participant at the Purchase Share Price as indicated in the relevant Award Agreement and to be held in the blocked custody account during the Lock-up Period.
     q)   Supervisory Board
          Supervisory Board shall mean the "Aufsichtsrat" of SGL CARBON AG.


(4)  ADMINISTRATION

     The Executive Committee will administer the Plan for all Participants, except for those Participants who are members of the Executive Committee. With respect to Participants belonging to the Executive Committee, the Supervisory Board will administer the Plan. This includes full power and authority to:

     - select on an annual basis the managers to whom the right to participate at the Matching Shares Plan may be granted;
     - interpret and administer the Plan and any instrument or agreement entered under the Plan;
     - establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
     - make any determination and take any action that it deems necessary or desirable for the administration of the Plan.

     Any costs in relation with the administration of the Plan shall be paid by the Company or the applicable Affiliate.


(5)  AWARD AGREEMENT

     (a)  Offer

     The Company will submit on an annual basis to selected managers of SGL CARBON Group companies the written offer (the "Offer") to participate in the Matching Shares Plan; the Supervisory Board will submit a respective Offer to the members of the Executive Committee. The Offer will contain the provision, to be completed by each Employee, to declare whether the Employee wants to participate in the Plan, and what portion of the Employee's annual gross bonus, which is subject to corresponding taxes and social contributions, shall be invested in Stock (up to a maximum of 50%). The Offer will include the irrevocable commitment of the Company to (i) grant an Award to the Participant at the Award Date and (ii) to issue after the Award Date the Matching Shares to a Participant against non-cash contribution of his Award, subject to the provisions of the Matching Shares Plan.

     Each Participant assumes the full risk for changes in the value of her/his investment in the Company's shares.

     (a)  Acceptance

     Participation in the Matching Shares Plan is voluntary. The voluntary participation shall be evidenced by completion and written acceptance of the Offer. The completed and accepted Offer will constitute the Award Agreement. Unless otherwise provided, the respective Award Agreement shall be executed through submission of a signed duplicate of the respective Offer letter. In the Award Agreement, each Participant has to declare what portion of her/his bonus she/he will invest in Stock.


 (6) ACQUISITION OF THE STOCK

     The Company will instruct a financial institution to acquire for the account and in the name of the Participant, from the Participant's annual bonus the equivalent value in Stock as indicated by the Participant in the Award Agreement. The Stock will be acquired at the respective Purchase Date at the then relevant

     Purchase Share Price. In the case that the indicated amount of the annual gross bonus to be invested does not directly match with a respective whole number of shares at the applicable Purchase Share Price, the indicated amount will be rounded up to allow the purchase of a whole number of shares, unless it would exceed the 50 % limit of the gross annual bonus. In these cases, either the remaining amount will be credited to the Participant, or the exceeding amount will be charged with the next salary payment.

     The Company or the applicable Affiliate will provide the financial means to effect the purchase of SGL CARBON AG shares directly with the financial institution from the Participant's funds derived from the annual bonus. The Award Agreement shall constitute the power of attorney to carry out these transactions.


(7)  LOCK-UP PERIOD

     The Company will instruct the financial institution to retain the Stock on behalf of each Participant in a blocked custody account for 24 months. The Participants may not dispose of the Stock during this period. The Participants assume full risk for their investment in the Stock.

     The Participants in the Matching Shares Plan shall with respect to the Stock enjoy all rights as shareholders of the Company.


(8)  AWARD OF THE MATCHING SHARES

     (a) Matching Shares against non-cash contribution

     At the relevant Award Date, each Participant shall be entitled to an Award the amount of which shall be equivalent to the value of the Matching Shares to be granted to the Participant at the end of the two-year lock-up period. The Matching Shares will be issued to Participants by way of a capital increase from an authorized capital against non-cash contributions in accordance with section 205 (1) and (5) of the AktG (Aktiengesetz, German Act on Stock Corporations). The non-cash contribution is the claim for the Award which is granted to the Participants at the end of the two-year lock-up period as a long-term incentive by the Company. If no shares for Participants can be issued from authorized capital, particularly as far as members of the Executive Committee are concerned, it is planned to provide to those Participants Matching Shares by buying back already outstanding shares of SGL CARBON AG from the market pursuant to section 71
     (1) no. 8 AktG.

     (b) Net Matching Shares

     The number of Matching Shares to be given to each Participant upon non-cash contribution of the Award are subject to applicable taxes and social contributions, according to local laws. For this purpose, the Company shall effect any pertinent withholdings; this means that the number of Matching Shares actually granted (Net Matching Shares) to the Participant will be the

     Matching Shares reduced by such number of shares equivalent to the value of the amount to be withheld for taxes and social contributions. The effective date for any applicable taxes and social contributions shall be the Award Date. If after the respective deduction of the corresponding and social contributions, the remaining amount does not directly match a respective number of shares, the remaining net proceeds will be credited to a Participant with the next salary payment. The Award Agreement shall constitute the power of attorney to carry out these transactions.

     (c) Participant's Consent

     The Matching Shares for Participants, to the extent legally possible, shall be generated from a capital increase against non-cash contribution according to section 205 AktG. The Participant declares her/his consent that the - already earned - claim for the Award which is granted as a long-term incentive at the end of the lock-up period shall be paid in as non-cash contribution.

     (d) Award of Net Matching Shares to Participant

     The Net Matching Shares shall be granted to each Participant on the Matching Shares Award Date. The Participant is free to make any disposal of the shares in total, including the Stock and the Net Matching Shares.


(9)  TERMINATION OF EMPLOYMENT

     (a) Stock

     In case of a Participant's termination of employment with SGL CARBON AG or the applicable Affiliate, the invested Stock shall be at the Participant's disposal as of the Employee's termination date.

     (b) Matching Shares

     If a Participant's employment with the Company or any applicable Affiliate terminates due to termination without cause, retirement, disability or death, Participant or her/his heir at law shall be entitled to an Award corresponding to the number of Matching Shares proportionally to the lock-up period already elapsed in relation to the entire lock-up period. In such cases, the relevant Award Date shall be the respective termination date, and any Award shall be calculated applying the closing price of SGL CARBON AG shares on the Xetra Securities Trading System of the Frankfurt Stock Exchange on the termination date, or the next trading day if the Xetra Securities Trading System of the Frankfurt Stock Exchange is closed. Such Award shall become due and payable in cash, after deduction of the applicable taxes and social contributions, within 30 days after the termination date.

     In all other cases of termination of the employment with any of SGL CARBON Group companies, the Participant shall not be entitled to any Matching Shares. The Executive Committee and the Supervisory Board, respectively, where members of the Executive Committee are concerned, however, at its sole discretion and opportunity may grant to the individual Participant an Award corresponding to the number of Matching Shares proportionally to the lock-up period already elapsed in relation to the entire lock-up period


(10) NO RESTRICTIONS ON COMPANY RIGHTS

     Neither the Plan nor any Award Agreement shall affect or restrict in any way the right or power of the Company or its Affiliates to make any adjustments, reclassification, reorganizations or changes of its capital or business structure or to merge or consolidate, or to dissolve, liquidate, sell or transfer all or any parts of its business or assets.


(11) CHANGE IN CONTROL/CHANGE IN FORM

     (a) In the following events

     {circle} Delisting of the Company at the Frankfurt Stock Exchange {circle} Change-in-Control in the Company
     {circle}  Merger (Verschmelzung) of the Company
     {circle}  Change in Form (Formwechsel) of the Company,

     any Stock and any Award of all Participants shall be deemed due as of such date. The invested Stock shall be at the Participant's disposal; any Award shall become payable in cash, after deduction of the applicable taxes and social contributions, within 30 days after such date.

     (b) In case of any separation (Abspaltung), sale or transfer of any business and/or legal entity out of SGL CARBON Group (SGL CARBON AG and affiliated companies as defined in sections 15 ff AktG), any Stock and any Award of those Participants, whose employment relationship passes over to the new company, shall be deemed due as of such date. The invested Stock shall be at the Participant's disposal; any Award shall become payable in cash, after deduction of the applicable taxes and social contributions, within 30 days after such date.


(12) AMENDMENTS TO AND TERMINATION OF THE PLAN

     The Executive Committee, respectively the Supervisory Board as far as the Executive Committee is concerned, may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made that would materially impair the rights of a Participant under an Award Agreement, without the Participant's consent, and without ensuring that such amendment, alteration or discontinuation is in compliance with all relevant laws and regulations.

(13) FAIR EXCHANGE RATE

     If any payment is not made to the Participants in German Marks or Euro, the Supervisory Board where members of the Executive Committee are concerned, and the Executive Committee where other Participants are concerned, shall determine the currency exchange rate of any relevant amount into another currency, taking the market situation into account, including the exchange rate as determined by the Frankfurt Foreign Currency Market and quoted in the "Amtlicher Kurs" during the relevant period.


(14) CONSENT TO EXCHANGE AND SAVE INFORMATION

     With the acceptance of the Offer to participate in the Matching Shares Plan, the Participant agrees that to the extent necessary for the administration of the Plan, all necessary information may be exchanged between SGL CARBON AG, the applicable Affiliate included in the Plan and any organization involved in the implementation of this Plan, the tax office and any other authorities, taking all applicable data protection provisions into account and that this information may be permanently saved for this purpose. This also applies to information concerning activities in the Participant's securities account in connection with the Plan, and any gains or losses resulting from the participation in the Plan.


(15) DISCLAIMER OF LIABILITY

     SGL CARBON is not liable for damage of any kind which the Participant may suffer as a result of participation in the Matching Shares Plan, unless the damage is caused by the gross negligence or willful misconduct of the Executive Committee members, any employees of the Company or any Affiliate, or any agents of the Company involved in the administration of the Plan. This applies in particular to damage caused by the price development of SGL CARBON AG shares affecting the Purchase Share Price, the Award, the capital increase, or because the Matching Shares were not transferred to a Participant's account on a timely basis. In any event, the liability per Participant is restricted to a total amount of 50,000 Euro.


(16) INVESTMENT RISKS

     Neither SGL CARBON AG nor the applicable Affiliate assumes any guarantee for the general market development and price development of the shares of SGL CARBON AG for the periods after the Participant's acceptance to participate in the Plan, or the award of Matching Shares, or for any other point in time or period of time. There is in particular no guarantee that Participants who participate in the Plan will receive an economic benefit or will be in a position to sell the Stock and/or the Matching Shares at a profit. The participation in the Matching Shares Plan is therefore the sole risk of each Participant.

(17) PROHIBITION OF INSIDER-TRADING

     The Matching Shares Plan is subject to the Compliance Guidelines of SGL CARBON AG and the applicable laws on insider trading. By establishing and communicating annual trading periods (referred to as "Black-out periods" in internal company communication) SGL CARBON AG has complied with the recommendations of the Federal Supervisory Office for the Securities Trade ("Bundesaufsichtsamt fuer den Wertpapierhandel") to avoid insider trading violations. In special cases, SGL CARBON AG is entitled to further restrict the trading within existing trading windows in order to avoid insider trading violations. Decisions hereon shall be made by the Supervisory Board where members of the Executive Committee are concerned, and by the Executive Committee where the other Participants are concerned.


(18) GENERAL PROVISIONS

     (a) No rights or obligations arising from the participation in the Matching Shares Plan shall be assignable or transferable by a Participant otherwise than by will or by the laws of descent and succession.

     (b) The Matching Shares Plan and each Award Agreement entered into between the Company or any Affiliate and the Participant is governed by the laws of the Federal Republic of Germany.

     Both the German and English version of this Matching Shares Plan shall be binding.

     (c) In the event that any term or part of the Matching Shares Plan or any Award Agreement is invalid or becomes invalid or unenforceable, the remainder of the Plan or any Award Agreement shall remain in full force and effect. The Company shall replace the invalid provision as far as possible; the same applies in the event of omissions.

     (d) This Matching Shares Plan and any Award Agreement, as well as this provision may only be amended in writing unless a stricter form is required by law.


Wiesbaden, January 2003


SGL CARBON AG
Executive Committee




Robert J. Koehler                     Dr. Bruno Toniolo